Exhibit 99.1

Liquidity Services, Inc. Q2 2023 Earnings Conference Call May 4, 2023 10:00 AM

Company Participants

Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants
George Sutton - Craig-Hallum
Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services Inc. Second Quarter of Fiscal Year 2023 Financial Results Conference Call. My name is Therese, and I will be your operator for today's call. Please note that this conference call is being recorded.
(Operator Instructions)

On the call today are Bill Angrick, Liquidity Services Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflects Liquidity Services management's views as of today, May 4, 2023, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results, as included in included in today's press release, and in filings with the SEC, including the most recent annual report on Form 10-K. As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on its website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures, as available. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services Chairman and CCO -- CEO, Bill Angrick.

William P. Angrick

Good morning, and welcome to our Q2 earnings call. I'll review our Q2 performance and the progress of our business segments. And next, Jorge Celaya will provide more details on the quarter.

We continue to deliver strong value for our customers and shareholders in Q2 as we expanded our market share while delivering adjusted EBITDA and EPS above our guidance range and GMV near the high end of our guidance range. Despite some persistent macro headwinds, we continued to expand the reach and relevance of our marketplaces with improving vehicle metrics and continued strong buyer demand. Our resilient business model continues to deliver strong free cash flow, and we have continued to repurchase shares as we see opportunity in our long-term prospects.

Let's take a closer look at our individual segments. Our retail segment GMV grew 24% organically to $73.3 million, an all-time quarterly record, driven by our flexible offerings, reliability and high level of service to customers. Direct profit growth was flat year-over-year as retail consumers have traded down to lower-value merchandise to save money in an inflationary environment versus the prior year period.

We continue to drive innovation in our retail segment to deliver value and convenience to our customers. In this regard, Liquidity Services was named a 2023 Innovation Solutions Partner Award winner by the Reverse Logistics Association for our automated Sell in Place solution, which uses technology that delivers our customers measurable improvements on efficiency and return on investment. This is just one example of how our culture of continuous improvement uniquely benefits with customers of Liquidity Services.

We've also continued to expand our direct-to-consumer channel by opening a second AllSurplus Deals location in Cincinnati, Ohio, giving consumers in this market access to exciting online auctions of unique or hard-to-find retail products at compelling values that can be picked up by the winning bidder from our new distribution center location. This direct-to-consumer channel has allowed us to deliver higher recovery to our sellers and expand our reach to a new set of buyers resulting in a win-win outcome.

Our GovDeals segment GMV decreased 7% year-over-year to $167.9 million, reflecting sharply lower results in our acquired fit-for assets real estate marketplace versus the prior year period due to a delay in the rollout of new contracts and lower mortgage and tax sales this year versus the prior year period. Excluding Bid4Assets, our core GovDeals GMV grew 7% organically. We continue to see long-term upside in the secular growth of online real estate sales in the government market as they increase participation, deliver superior value to homeowners and communities and are easier to administer versus in-person courthouse sales. We are currently piloting new government real estate programs in a number of regions in the United States, which will, in the end, drive long-term growth in our real estate vertical. Direct profit in our GovDeals segment grew at a higher 3% rate organically over the prior year period as we continue to deliver economies of scale in our core GovDeals marketplace, which has driven strong results for our sellers in a broad range of asset categories, helping us grow the number of new accounts and assets listed by double-digit percentages organically during Q2.

Our CAG segment GMV grew 11% organically to $41.5 million and direct profit grew 15% organically as we successfully executed numerous high-value transactions during the quarter for our clients across the globe. We remain the most trusted market maker for industrial capital assets with strong interest in several sectors, including biopharma, energy, consumer packaged goods and aerospace manufacturing. Conversion of leads to execute transactions has been slower than normal as many of our enterprise clients continue to assess their plans amidst changes in the global economic climate. Our CAG heavy equipment fleet category continues to make progress, growing China contracts, new sellers, transacted opportunities and net new revenue at a healthy clip. Recent wins include several national accounts with strong upside potential.

Finally, our Machinio segment continues to grow its revenue and direct profit in the low teens organically with enhanced lead traffic and more equipment categories, continued growth of our storefront product and financing services with third parties. We believe that our Machinio platform offers business customers, cost savings and convenience that are superior to other solutions and are ideally suited to a recessionary environment.
In conclusion, we are focused on executing multiple drivers to create value for our shareholders over time. We continue to make multiyear investments and growing our market share, technology platform and brand awareness to deliver long-term growth. Our results will benefit from the normalization of supply chains and our leverage of the fixed investments we've made in operational capacity. Our capital-efficient business with strong operating cash flow, $101 million in cash and 0 financial debt, provides us ample financial flexibility to execute our plans.
In closing, we thank all of our team members across liquidity services with the dedication to our mission to power the circular economy to benefit sellers, buyers in the planet.

I'll now turn it over to Jorge for more details on the quarter.

Jorge A. Celaya

Thank you, Bill, and good morning.

We completed the second quarter of fiscal year 2023 with $282.7 million in GMV, up 2% and $81.5 million in revenue up 19% from $276.9 million and $68.3 million in the same quarter last year, respectively. Our results reinforce the power of our business model to drive cash flows. We generated $33 million from operating cash flows during the quarter and used $9.8 million to reduce our net shares outstanding by repurchasing approximately 750,000 shares. We sold -- sorry, we hold $101.2 million in cash, cash equivalents and short-term investments. We have 0 debt and $25 million of available borrowing capacity under our credit facility.

Specifically comparing segment results to this second quarter to the same quarter last year, our GovDeals segment showed volume increases in its major categories, including vehicles, with the exception of foreclosed real estate, which was down versus last year, resulting in the overall GovDeals segment being down 7% on total GMV. GovDeals revenue was up 4% and up 3% on segment direct profit as the volume increases in key categories, combined with pricing improvements, benefited results.

Our retail RSCG segment was up 24% on GMV, setting a new quarterly GMV record, was up 28% on revenue and flat on direct -- segment direct profit, reflecting lower direct profit margins arising from a mix of products where lower-value purchase products and related sales prices were at a high volume coming off their seasonal peak post-holiday period.

Our CAG segment was up 11% on GMV, 5% on revenue and 15% on segment direct profit led by its energy and heavy equipment categories. Machinio revenue was up 13%, and its segment direct profit was also up 13%.
GAAP net income for the second quarter was $4.2 million, resulting in diluted GAAP earnings per share of $0.13, down from $0.35 in the same quarter last year as a result of the $0.25 per share nonrecurring gain from the Bid4Assets earn-out fair value adjustment last year.

Non-GAAP adjusted EPS for the second quarter was $0.20, up from $0.17 in the same quarter last year. Non-GAAP adjusted EBITDA was $9.9 million, up from $9.2 million in the same quarter last year, partly reflecting the higher GMV and revenue, partially offset by product mix, operational costs and sales expenses to support market share expansion and longer-term growth. Our expertise in diverse sectors, a strong buyer base across numerous asset categories and global reach are continuing to provide advantages to our clients to navigate economic change and look to us for valuable solutions.

Our fiscal third quarter 2023 for GMV range is forecast consistent with the same period last year, reflecting expected growth in all our segments except GovDeals, which continues to face headwinds in its newer real estate category despite growth in its more traditional key categories.

While RSCG will be coming off its fiscal second quarter seasonal peak, its segment direct profit margin, as a percentage of revenue, is expected to improve sequentially into the fiscal third quarter, driven by changes in the mix of products expected to be available for sale. The CAG segment is expected to deliver year-over-year growth led by heavy equipment, industrial sales and projects in EMEA, many of which have been delayed from prior quarters.
We also currently anticipate our consolidated revenue as a percentage of GMV closer to the mid-20 percentage range, reflecting our mix of business, type of pricing model mix and products sold. Our segment's direct profit range, in total, as a percentage of total revenue, is anticipated to be similar to the same quarter last year. We anticipate continuing to invest in our business to position ourselves for long-term growth, including in sales and in technology initiatives.

Management's guidance for the third quarter of fiscal year '23 is as follows: we expect GMV to range from $300 million to $330 million. GAAP net income is expected in the range of $3 million to $5.5 million, with a corresponding GAAP diluted earnings per share ranging from $0.09 to $0.16 per share. We estimate non-GAAP adjusted EBITDA to range from $10 million to $13 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.16 to $0.24 per share. The GAAP and non-GAAP EPS guidance assumes that we have 33.5 million fully diluted weighted average shares outstanding for the third quarter of fiscal year 2023. Thank you, and we'll now take your questions.

Question and Answer Session

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions)
Our first question comes from George Sutton from Craig-Hallum. My apologies. Our first question does come from Gary Prestopino.

Gary Frank Prestopino

Yes. Could you guys hear me?

William P. Angrick

Yes, Gary. Good morning.

Gary Frank Prestopino

Jorge, could you just give me -- I couldn't write it down fast enough. What are you looking at for a revenue-to-GMV percentage for this quarter coming up?

Jorge A. Celaya

In the mid-20s this past quarter, driven by -- mainly by the retail mix of purchase and consignment drove that percentage higher, so we expect it to come back down to the mid-20s.

Gary Frank Prestopino

Okay. Great. I just didn't get that. And then Bill, it looks like the GMV was up pretty dramatically in -- well, it was up nicely in the retail segment, the revenue was up. But yet your segment direct profit was up only $100,000. What exactly is going on there to cause that delta to where the profit is nowhere near what the revenue and GMV growth is?

William P. Angrick

Thanks for the question. The retail consumer has shifted the basket of goods they're buying in this current year to a broader number of lower-value items versus a fewer higher-value items. And so we're seeing that play out both in the results reported by many of the omnichannel leaders in their comp store sales. And then in the returns flow that ultimately hit our marketplace.

So some lower-margin goods, which represent kind of where the sentiment of consumers are. And in some cases, we've provided our facilities to receive, sort and sell those items, which are a higher touch flow of goods this year versus the prior year period. Now we're counteracting that, Gary, with some of our new programs. We were given an award for a Sell in Place solution as a tech-enabled solution to allow our retail partners to lot and sell on our Liquidation.com marketplace directly from their facilities. So we don't even touch the goods, and that's growing very nicely. That's an area that we think has potential because it reduces sort of the total supply chain cost, the total shipping cost across the entire value chain.

In another instance, we're looking to grow our margins by taking certain higher-value goods that we can identify and break out and sell to a consumer audience. We're doing that in our Phoenix and now, Cincinnati AllSurplus Deals locations. This allows us to capture a larger audience of consumer end user buyers who pay meaningfully more for the items that we offer for sale. The sale still occurs in an online auction format, The winning bidder picks the item up curbside from our fulfillment center. We're not involved in shipping the item to the consumer.

Gary Frank Prestopino

Okay. And then just kind of just looking at some of the KPIs and the metrics. It looks to me like your GMV per transaction process was up almost 20%, 25%. Yet some of your -- well, the biggest ticket item there would be real estate that was probably down, right, given the environment are breaking -- so I'm sorry, just could you maybe elaborate on that a little bit?

William P. Angrick

Sure. I think you're astute in noting that we've had a mix of goods that includes more heavy equipment, our fleet business, which is another sell-in-place model that's covered under our CAG segment has continued to grow much faster than the overall growth of the company, and that's a higher-ticket item. We're starting to see some normalization in the vehicle supply chain. So we're handling more vehicles. And we're not all the way back yet but those tend to improve the value.

And the other thing we had to do in our retail business, we grouped a lot of the lower-value retail returns into pallets and that boost the average order value up a bit versus the prior year period. So those are things that have resulted in that plus 20% year-over-year average transaction value.

Gary Frank Prestopino

Okay. And then just one last question. Could you just briefly, again, since it's kind of a new business for you, just explain what's going on in the foreclosed real estate market that is impacting Bid4Assets?

William P. Angrick

Yes. There's a couple of things. There's some macro trends and then some market-specific developments. I think overall, it's been very interesting to see that nationally, the foreclosure rate has been near decade lows, both for mortgage foreclosure and tax foreclosure. And I think there's a lot of policy decisions made to defer and prevent that from happening. And so if that regresses to the mean, and there's various data charts, I think we can send one to you offline. If that were to regress to more of the 10-year average, you'd see probably a 50% to 75% increase in just the number of foreclosures. And we're not talking about -- we're talking about 1.5% to 2% going to 3%, something like that. So that has put the limiter on what is in the upper funnel of assets that need to be processed and sold through real estate marketplace.

I think on the tax lien side, you've had some local government decisions made to defer and postpone those liens from being liquidated to pay the taxes. And that was really sort of a consumer-friendly policy coming out of the pandemic. I think those are likely to dissipate and be removed over time, those restrictions, and then you'll probably normalize the number of properties that go to sale and people -- these agencies collect their taxes to run their government functions. So we saw some of that.

Finally, we're working with a number of jurisdictions on legislation that will clarify online sales as a -- not only legal, but maybe even a recommended best practice and that is something that we're confident will improve the overall size of the market opportunity and the volume that we're processing in the Bid4Assets marketplace.

Operator

Our next question comes from Craig Hallum.

George Frederick Sutton

It's George. Sorry for the confusion. So I just want -- on the last question, Bill, I just want to confirm or sort of in cahoots on this concept of Bid4Assets is an enormous secular opportunity. And yes, there are some complications that are largely around COVID, where we sort of forewent some of these opportunities and logical moves. But the secular component of this is absolutely happening and your belief is consistent. Is that correct?

William P. Angrick

That's correct. And we have been asked to present to staffers and state legislatures, highlighting case studies on what we've been doing from California to Pennsylvania because I think there are a lot of people that are interested.
Why are they interested in online sales? One, it's easier to administer for the government employee two, it does improve home values and the increase in home values ripples through a community in terms of real estate appraisals, everybody's assets benefit when things sell for more money, and they are harmed if assets are given away in a fire sale. And then the other thing to note is the borrower or homeowner keeps the upside above any lien when they sell the asset for more money. So that's another key factor that I think is driving the broad secular opportunity.
And then finally, ease of access. Maybe at the margin, there's some voice in a rural location that says, well, we don't have access to broadband or Internet, but that's very rare. Most of our high-quality opportunities are a more densified, large metro areas and being able to log in by your phone, from your laptop is far more convenient than getting in your car and driving to a county courthouse.

So we think accessibility is greatly enhanced for the bidder population by having a convenient online sales channel and marketplace. So any time you have a disruptive technology, there are incumbents who don't like it. There are people that have benefited from the old-school way, whether it be certain lawyers that made money on preparing physical tax lien documentation or a few local auctioneer players. That's normal. We've seen that in the history of other marketplaces going online. But I think over time, clearly, this is the most efficacious way to deal with the real estate asset class.

George Frederick Sutton

That's great. And Bill, the most often asked question, particularly recently from clients is around the macro. And you've been through a couple of these cycles already. Can you talk about how the macro influences the demand side of your equation and also the supply side and what's the net dynamic?

And I understand it's complicated because of the different pieces of the business. But I think it would be helpful on a call to address that because it's the most asked question.

William P. Angrick

Sure. This marketplace that we manage, this circular second -- call it, secondary market, value-driven market, is extremely resilient and extremely interesting for businesses, particularly small businesses, and consumer buyers during a recession. People are both on the business side and the consumer side trading down to save money and get more value for their dollar and we make that happen. We can give our clients access to a whole range of operating equipment, vehicles, retail consumer goods at a better price and as a very trusted, long-standing marketplace. People don't feel that they're going to be exposed to waste, fraud or abuse. And frankly, that's a big problem in a recession. People get all kinds of fraudulent messages and lose money by clicking on the wrong offer. So the fact that we're a transparent public reporting company with a strong 20-plus year track record, it's very important for both the small business buyer and the consumer buyers. So they're looking to save money. They're online. They can be more efficient rather than driving around looking for deals. They can get online and see really the whole marketplace in a one-stop shop.

And so the buyer base has been very resilient. We've not seen any liquidity issues at all with, let's say, a banking crisis or potential crisis affecting the buyer side. We've got very strong liquidity. We've had record sales results for a number of the assets that we've sold, including some high-ticket items in our capital assets group business. So we see very strong buyer liquidity and probably that continues to grow in a slow growth or a recessionary environment.
And on the seller side, well, you look at any balance sheet and people want liquidity. So if you don't have a really good, high-quality business case for using your assets, you're going to sell those assets and you're going to free up those idle assets and raise cash. So we're a market maker for the industrial community, the government and retail supply chain community. So the thing about our business is the velocity of how quickly we can sell things, the fact that we can cover 500-plus asset categories with a single solution, very helpful for our clients. And I think they're all looking to be liquid as we move into a leaner, lower growth environment.

So we're having lots of conversations about allowing clients to sell directly on our marketplace, use our marketplace for a broader array of assets, and that is helping us improve our market share.

George Frederick Sutton

Great perspective.

William P. Angrick

Yes. Thank you.

Operator

We have no further questions at this time. Thank you, ladies and gentlemen. That concludes today's call. Thank you for participating, and you may now disconnect.